Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-59647, 33-96463, 333-82274, 33-96465 and 333-103455) and Form S-3 (File No. 333-110193) of Penn Virginia Corporation (the Company) of our reports dated March 7, 2005, with respect to the consolidated balance sheets of Penn Virginia Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004 which reports appear in the December 31, 2004, annual report on Form 10-K of Penn Virginia Corporation.

Our report dated March 7, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that during the course of our audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2004, we discovered that the Company incorrectly calculated the loss associated with the sale of certain assets, which were previously classified as assets being held for sale. The Company agreed that it incorrectly calculated the loss on the asset sale and recorded the correcting entry in its consolidated financial statements. The accounting error was the result of a lack of sufficient review by appropriate company personnel of the accounting for non-routine transactions. This deficiency constituted a material weakness in the Company’s internal control over financial reporting as of December 31, 2004.

Our report dated March 7, 2004, on the financial statements contains an explanatory paragraph that states that the Company changed its method of accounting for asset retirement obligations effective January 1, 2003.

KPMG LLP

Houston, Texas

March 7, 2005